Exhibit 10.5

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

The Employment Agreement between Casual Male Retail Group, Inc. (“Company”), and Kenneth M. Ederle (“Executive”) dated as of January 8, 2010 (the “Agreement”) is hereby amended effective as of April 25, 2011 (the “Amendment”).

WHEREAS, Company and Executive wish to amend, modify and/or restate certain terms, provisions, conditions, and covenants of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the promises, covenants, conditions and agreements contained herein, and for One Dollar ($1.00) and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Company and Executive hereby agree to amend the Agreement as follows:

1.	Section 1 of the Agreement is hereby deleted in its entirety and the following is hereby substituted in its place:

1.	EMPLOYMENT

The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Executive shall hold the office of Senior Vice President – GMM - DXL.

2.	Subsection (a) of Section 3 of the Agreement is hereby deleted in its entirety and the following is hereby substituted in its place:

3.	COMPENSATION

(a)	During the Term of Employment, as compensation for the employment services to be rendered by Executive hereunder, the Company agrees to pay to Executive, and Executive agrees to accept, payable in equal bi-weekly installments in accordance with Company practice, an annual base salary of Two Hundred Seventy-Five Thousand Dollars and 00/100 Cents ($275,000.00) (the “Base Salary”). The Base Salary shall be reviewed at least annually to ascertain whether, in the judgment of the Company, such Base Salary should be adjusted. If so, the adjusted Base Salary shall be adjusted for all purposes of this Agreement.

3.	Subsection (b) of Section 5 of the Agreement is hereby deleted in its entirety and the following is hereby substituted in its place:

5.	OTHER BENEFITS

(b)

The Company will, during the Term of Employment, provide Executive with an automobile allowance in the total amount of Eight Thousand Four Hundred Dollars and 00/100 ($8,400.00) annually, in equal bi-weekly payments in accordance with the Company’s normal payroll practices. Executive shall pay and be responsible for all insurance, repairs and maintenance costs associated with operating the automobile. Executive is responsible for his gasoline, unless the gasoline expense is reimbursable under the Company’s policies and procedures.

4.	This First Amendment supersedes all prior communications between the parties hereto with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties.

5.	Except as otherwise modified hereby, the terms and conditions of the Agreement are hereby ratified, approved and confirmed as of the date hereof and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this amendment to the original employment agreement as a sealed instrument, in any number of counterpart copies, each of which shall be deemed an original for all purposes, as of the day and year first written below.

Casual Male Retail Group, Inc.

By:	/s/ David A. Levin	Date:	May 4, 2011
Name:	David A. Levin
Its:	President, Chief Executive Officer

By:	/s/ Dennis R. Hernreich	Date:	May 4, 2011
Name:	Dennis R. Hernreich
Its:	Executive VP, COO, and CFO

By:	/s/ Kenneth M. Ederle	Date:	May 3, 2011
Kenneth M. Ederle